EXHIBIT 10.1

CANO PETROLEUM, INC.

2008 ANNUAL INCENTIVE PLAN

Purpose

The purpose of the Cano Petroleum, Inc. 2008 Annual Incentive Plan (the “Plan”) is to advance the interests of Cano Petroleum, Inc. (the “Company”) and its stockholders by (a) providing certain employees of the Company and its Subsidiaries (as hereinafter defined) incentive compensation which is tied to the achievement of pre-established and objective performance goals, (b) identifying and rewarding superior performance and providing competitive compensation to attract, motivate, and maintain employees who have outstanding skills and abilities and who achieve superior performance, and (c) fostering accountability and teamwork throughout the Company.

The Plan is intended to provide Participants (as hereinafter defined) with incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Code and the treasury regulations promulgated thereunder.

Article I

Definitions

For the purposes of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

“Award” means a grant of Incentive Compensation that may be paid to an Eligible Employee upon the satisfaction of specified Performance Goal(s) for a particular Performance Period; such Performance Period may be a period of less than a Fiscal Year (e.g., six months, a “Short-Term Cash Bonus Award”), a period equal to a Fiscal Year (an “Annual Cash Bonus Award”), or a period in excess of a Fiscal Year (e.g., three Fiscal Years, a “Long-Term Cash Bonus Award”).

“Base Pay” means for a Performance Period with a duration equal to or less than a Fiscal Year a Participant’s base salary in effect on the date the Performance Goals are established or, for a Performance Period with a duration longer than a Fiscal Year, a Participant’s annualized rate of base salary as of the first day of the Performance Period, each according to the books and records of the Company, excluding overtime, commissions, bonuses, disability pay, any Incentive Compensation paid to the Participant, or any other payment in the nature of a bonus or compensation paid under any other employee plan, contract, agreement, or program.

“Board” means the Board of Directors of the Company.

“Business Unit” means any segment or operating or administrative unit, including geographical unit, of the Company identified by the Committee as a separate business unit, or a Subsidiary identified by the Committee as a separate business unit.

“Business Unit Performance Goals” means the Performance Goals established for each Business Unit in accordance with Sections 4.1 and 4.2 below for any Performance Period.

“Change in Control” means a “change in control” as defined in the Cano Petroleum, Inc. 2005 Long Term Incentive Plan.

“Chief Executive Officer” or “CEO” means the chief executive officer of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, which shall consist of two or more “outside directors” within the meaning of Section 162(m) of the Code.

“Company” means Cano Petroleum, Inc., a Delaware corporation.

“Company Performance Goals” means the Performance Goals established for the Company in accordance with Sections 4.1 and 4.3 below for any Performance Period.

“Covered Employee” shall have the same meaning as the term “covered employee” (or its counterpart, as such term may be changed from time to time) contained in the treasury regulations promulgated under Section 162(m) of the Code, or their respective successor provision or provisions, that being an employee for whom the limitation on deductibility for compensation pursuant to Section 162(m) of the Code is applicable.

“Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee.  Notwithstanding the foregoing sentence, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

“Eligible Employee” shall mean any employee of the Company or any Subsidiary.

“Fiscal Year” means the fiscal year of the Company, which is the twelve-month (12-month) period ending on June 30 of each calendar year.

“Incentive Compensation” means the compensation approved by the Committee to be paid to a Participant for any Performance Period under the Plan.

“Individual Performance Goals” means the Performance Goals established for an individual Participant in accordance with Section 4.6 below for any Performance Period.

“Maximum Achievement” means, for a Participant for any Performance Period, the maximum level of achievement of a set of Performance Goals required for Incentive Compensation to be paid, which shall be established by the Committee in accordance with Section 4.1 below.

“Participant” means an employee of the Company or a Subsidiary who satisfies the eligibility requirements of Article III of the Plan and who is selected by the Committee to participate in the Plan for any Performance Period.

“Performance Goals” means the Individual Performance Goals, Business Unit Performance Goals, and Company Performance Goals established by the Committee for the Company and each Business Unit for any Performance Period, as provided in Sections 4.1, 4.2, 4.3 and 4.6 below.

“Performance Period” means the period selected by the Committee for the payment of Incentive Compensation.  Unless the Committee, in its discretion, specifies other Performance Periods for the payment of Incentive Compensation hereunder, the Performance Period shall be a Fiscal Year.

“Plan” means the Cano Petroleum, Inc. 2008 Annual Incentive Plan, as it may be amended from time to time.

“Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above.  “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships, or limited liability company.

“Target Achievement” means, for a Participant for any Performance Period, the level of achievement of a set of Performance Goals required for Incentive Compensation to be paid, which shall be established by the Committee in accordance with Section 4.1 below.

“Threshold Achievement” means, for a Participant for any Performance Period, the minimum level of achievement of a set of Performance Goals required for any Incentive Compensation to be paid, which shall be established by the Committee in accordance with Section 4.1 below.

Article II

Administration

2.1                                 Committee’s Authority.  Subject to the terms of this Article II, the Plan shall be administered by the Committee.  For each Performance Period, the Committee shall have full authority to (i) designate the Eligible Employees who shall participate in the Plan; (ii) establish the Performance Goals and achievement levels for each Participant pursuant to Article IV hereof; and (iii) establish and certify the achievement of the Performance Goals.  Notwithstanding any provision of the Plan to the contrary, any decision concerning the awarding of Incentive Compensation hereunder (including, without limitation, establishment of Performance Goals, Threshold Achievement, Target Achievement, Maximum Achievement, and any other information necessary to calculate Incentive Compensation for a Covered Employee for such Performance Period) shall be made exclusively by the members of the Committee who are at that time “outside” directors, as that term is used in Section 162(m) of the Code and the treasury regulations promulgated thereunder.

2.2                                 Committee Action.  A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

2.3                                 Committee’s Powers.  The Committee shall have the power, in its discretion, to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the authority to control and manage the operation and administration of the Plan.  In order to effectuate the purposes of the Plan, the Committee shall have the discretionary power and authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan.  All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder.

In construing the Plan and in exercising its power under provisions requiring the Committee’s approval, the Committee shall attempt to ascertain the purpose of the provisions in question, and when the purpose is known or reasonably ascertainable, the purpose shall be given effect to the extent feasible.  Likewise, the Committee is authorized to determine all questions with respect to the individual rights of all Participants under this Plan, including, but not limited to, all issues with respect to eligibility.  The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan including, but not limited to, the power to:

(a)                                  designate the Eligible Employees who shall participate in the Plan;

(b)                                 maintain complete and accurate records of all plan transactions and other data in the manner necessary for proper administration of the Plan;

(c)                                  adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules and regulations are not inconsistent with the terms of the Plan as set out herein.  All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants in similar circumstances;

(d)                                 enforce the terms of the Plan and the rules and regulations it adopts;

(e)                                  review claims and render decisions on claims for benefits under the Plan;

(f)                                    furnish the Company or the Participants, upon request, with information that the Company or the Participants may require for tax or other purposes;

(g)                                 employ agents, attorneys, accountants or other persons (who also may be employed by or represent the Company) for such purposes as the Committee considers necessary or desirable in connection with its duties hereunder; and

(h)                                 perform any and all other acts necessary or appropriate for the proper management and administration of the Plan.

Article III

Eligibility

For each Performance Period, the Committee shall select the particular Eligible Employees to whom Incentive Compensation may be awarded for such Performance Period; with respect to Covered Employees, such determination shall be made within the first ninety (90) days of such Performance Period (and in the case of a Performance Period less than a Fiscal Year, such determination shall be made no later than the date 25% of the Performance Period has elapsed).  To the extent permitted by the Committee, employees who participate in the Plan may also participate in other incentive or benefit plans of the Company or any Subsidiary.  Senior management of each Business Unit shall recommend to the

Committee within not more than ninety (90) days after the beginning of a Performance Period (and in the case of a Performance Period less than a Fiscal Year, such determination shall be made no later than the date 25% of the Performance Period has elapsed) those employees of such Business Unit to be eligible to participate in the Plan for such Performance Period; the Committee shall consider, but shall not be bound by, such recommendations.  Notwithstanding any provision in this Plan to the contrary, the Committee may grant one or more Awards to an Eligible Employee at any time, and from time to time, and the Committee shall have the discretion to determine whether any such Award shall be a Short-Term Cash Bonus Award, an Annual Cash Bonus Award or a Long-Term Cash Bonus Award.

Article IV

Determination of Goals and Incentive Compensation

4.1                                 Establishment of Business Unit and Company Performance Goals.  No later than the ninetieth (90th) day of the Performance Period (and in the case of a Performance Period less than a Fiscal Year, such determination shall be made no later than the date 25% of the Performance Period has elapsed), the Committee shall approve and deliver to the Chief Executive Officer of the Company a written report setting forth: (i)  the Business Unit Performance Goals for the Performance Period, (ii) the Company Performance Goals for the Performance Period, (iii) the Threshold, Target, and Maximum Achievement levels for the Business Unit Performance Goals and Company Performance Goals for the Performance Period, (iv) with respect to each Participant, Incentive Compensation for achievement of Threshold, Target, and Maximum Achievement levels and the relative weighting of each Performance Goal in determining the Participant’s Incentive Compensation, and (v) a schedule setting forth the payout opportunity for Threshold, Target, and Maximum Achievement levels.

4.2                                 Categories of Business Unit Performance Goals.  The Business Unit Performance Goals established by the Committee for any Performance Period may differ among Participants and Business Units.  For each Business Unit, the Business Unit Performance Goals shall be based on the performance of the Business Unit.

Performance criteria for a Business Unit shall be related to the achievement of financial and operating objectives of the Business Unit, including such factors as: (a) earnings (either in aggregate or on a per-share basis); (b) net income; (c) operating income; (d) operating profit; (e) cash flow; (f) stockholder returns/including return on assets, investment, invested capital, and equity, (including income applicable to common stockholders or other class of stockholders); (g) return measures (including return on assets, equity, or invested capital); (h) earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization (EBITDA); (i) gross revenues; (j) share price (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time; (k) reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or Business Units thereof; (l) economic value; (m) market share; (n) annual net income to common stock; (o) earnings per share; (p) annual cash flow provided by operations; (q) changes in annual revenue; (r) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; (s) operational performance measures tied to refining including production volumes, refinery downtimes, environmental compliance, safety and accident rates, and refining margins; (t) operational measures tied to exploration and production including changes in proven reserves, finding and development costs, drilling costs, lifting costs, and exploration costs; (u) operational measures tied to marketing and retail operations including sales volume increases, sales volume increases per existing retail store, retail margins, special product volumes, and increases in specific product volumes; and (v) operating and maintenance cost management.

4.3                                 Company Performance Goals.  The Company Performance Goals established by the Committee for any Performance Period shall relate to the achievement of predetermined financial and operating objectives for the Company and its Subsidiaries on a consolidated basis, including the factors listed in Section 4.2 above, as applied to the Company and its Subsidiaries on a consolidated basis.  The Company Performance Goals may be established either on an absolute or on a per share basis reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including cash dividends.  The Company Performance Goals may also be established on a relative basis as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies deemed by the Committee to be comparable to the Company.

4.4                                 Certification.  Within ten (10) days after the receipt of the Independent Auditor’s Report on the Company’s financial statements for a Performance Period consisting of one or more Fiscal Years covered by the financial statements or other accounting finalizing the Company’s financial results for any Performance Period, the senior management of the Company and each Business Unit shall report to the Committee the extent to which Business Unit and Company Performance Goals were achieved for the Performance Period.  As soon as practicable following the finalization of the Company’s financial statements or receipt of the Independent Auditor’s Report  and receipt of the report of the Company and Business Unit senior management, the Committee shall certify in writing and in compliance with the requirements of Treasury Regulation 1.162-27 (and successor regulations thereto) in the case of any Award intended to qualify under Section 162(m) of the Code: (i) the extent to which each Business Unit achieved its Business Unit Performance Goals for the Performance Period, (ii) the extent to which the Company achieved its Company Performance Goals for the Performance Period, (iii) the calculation of the Participants’ Incentive Compensation, and (iv) the determination by the Committee of the amount of Incentive Compensation, if any, to be paid to each Participant for the Performance Period. In determining whether Performance Goals have been achieved and Incentive Compensation is payable for a given Performance Period, generally accepted accounting principles to the extent applicable to the Performance Goal shall be applied on a basis consistent with prior periods, and such determinations shall be based on the calculations made by the Company and binding on each Participant.

4.5                                 Earned Award Based on Level of Achievement.  If Threshold Achievement is attained with respect to a Performance Goal, then the Incentive Compensation that may be paid to such Participant with respect to such Performance Goal shall be based on the Committee’s predetermined schedule (which may allow for interpolation between achievement levels) setting forth the earned award.

4.6                                 Discretion to Reduce Incentive Compensation.  After the certification described in Section 4.4 the Committee may, in its sole and absolute discretion, decrease the Incentive Compensation to be paid to one or more Participants for such Performance Period.  The Committee may consider subjective factors, including factors communicated to the Participant at the beginning of the Performance Period or other factors the Committee considers appropriate, and including any Individual Performance Goals set for the Participant for the given Performance Period, in determining whether to reduce the Incentive Compensation to be paid to a Participant.  Individual Performance Goals need not have been established during the specific time periods set forth in Section 4.1 above for the establishment of Company Performance Goals and Business Unit Performance Goals.

4.7                                 Limitation on Total Incentive Compensation.  Notwithstanding any provision to the contrary contained herein, the maximum Incentive Compensation payable to any Participant with respect to any single Award shall not exceed $2,500,000.

Article V

Payment of Incentive Compensation

5.1                                 Form and Time of Payment.  Subject to the provisions of Sections 5.2 and 5.3 below and except as otherwise provided herein, a Participant’s Incentive Compensation for each Performance Period shall be paid as soon as practicable after the results for such Performance Period have been finalized, but in no event later than March 15th of the first calendar year immediately following the close of such Performance Period.  The payment shall be in the form directed by the Committee and may either be paid in a cash lump sum payment or in installments.

5.2                                 Forfeiture Upon Termination Prior to Date of Payment.  If a Participant’s employment with the Company and all of its Subsidiaries is terminated voluntarily by the Participant for any reason, or is terminated by his or her employer for any reason other than the death or Disability of the Participant, during a Performance Period or after a Performance Period but prior to the date of actual payment in accordance with Section 5.1 above, then such Participant will immediately forfeit any right to receive any Incentive Compensation hereunder for such Performance Period.  However, under such circumstances where the termination of employment occurs after the Performance Period has ended but prior to the date of actual payment, the Committee may pay the Participant an amount not to exceed the amount earned according to the terms of the Award.

5.3                                 Pro Rata Payment for Death or Disability; New Hires.

(a)                                  Death or Disability.  If during a Performance Period, a Participant’s employment is terminated by reason of the Participant’s death or Disability, then such Participant shall, if the Committee so determines, be eligible to receive pro rata portion of the Incentive Compensation that would have been payable to such Participant, if he or she had remained employed, based on the number of days worked during the Performance Period.  Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 5.1 hereof.

(b)                                 New Hires; Promotions.  Any individual who is newly-hired or becomes an Eligible Employee during a Performance Period and who is selected by the Committee to participate in the Plan shall be eligible to receive a pro rata portion of the Incentive Compensation to which he or she could have been entitled if he or she had been employed for the full Performance Period, based on the number of days during the Performance Period during which he or she is a Participant in the Plan and calculated on the basis of his or her Base Pay received for the Performance Period.  Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 5.1 hereof.

5.4                                 Change in Control.  In the event of a Change in Control during a Performance Period, the Committee may, in its sole discretion, take such action with respect to the Plan and any Incentive Compensation payable during such Performance Period as is consistent with and otherwise not contrary to the provisions of Section 162(m) of the Code and the treasury regulations promulgated thereunder, as the Committee determines is in the best interest of the Company.

Article VI

Miscellaneous Provisions

6.1                                 Non-Assignability.  A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void.

6.2                                 No Right To Continue In Employment.  Nothing in the Plan confers upon any employee the right to continue in the employ of the Company or any Subsidiary, or interferes with or restricts in any way the right of the Company and its Subsidiaries to discharge any employee at any time (subject to any contract rights of such employee).

6.3                                 Indemnification Of Committee.  No member of the Committee nor any officer or employee of the Company acting with or on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee, and each officer or employee of the Company acting with it or on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

6.4                                 No Plan Funding.  The Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder.  No Participant, beneficiary, or other person shall have any interest in any particular assets of the Company by reason of the right to receive Incentive Compensation under the Plan.  Participants and beneficiaries shall have only the rights of a general unsecured creditor of the Company.

6.5                                 Governing Law.  This Plan shall be construed in accordance with the laws of the State of Texas and the rights and obligations created hereby shall be governed by the laws of the State of Texas.

6.6                                 Binding Effect.  This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns, and personal representatives.

6.7                                 Construction of Plan.  The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan.  Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

6.8                                 Integrated Plan.  This Plan constitutes the final and complete expression of agreement with respect to the subject matter hereof.

6.9                                 Tax Requirements.  The Company (and, where applicable, its Subsidiaries) shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable taxes required by law to be withheld with respect to any payment of any Incentive Compensation to a Participant.

6.10                           Adjustments. In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights, offering, extraordinary dividend (including a spin-off), or other similar change affecting the Company’s shares; (b) any purchase, acquisition, sale, or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under generally accepted accounting principles, or restatement of earnings; or (d) any charge or credit resulting from an item which is classified as “non-recurring,” “restructuring,” or similar unusual item on the Company’s audited annual Statement of Income which, in the case of (a) – (d), results in a change in the components of the calculations of any of the criteria upon which the Performance Goals are based, as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in an Award, the Committee shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Performance Goal based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event or events, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Performance Goal) will be substantially the same (as determined by the Committee or the committee of the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that the Committee shall not take any action pursuant to this Section which would constitute an impermissible exercise of discretion pursuant to Section 162(m) of the Code.

Article VII

Amendment or Discontinuance

Except as provided in Section 6.10, the Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided that any amendment that modifies any preestablished Performance Goal for a Participant who is a Covered Employee (or his successor(s), as may be applicable) under this Plan with respect to any particular Performance Period may only be effected on or prior to that date which is ninety (90) days following the commencement of such Performance Period (and in the case of a Performance Period less than a Fiscal Year, such determination shall be made no later than the date 25% of the Performance Period has elapsed).  In addition, the Board shall have the power to discontinue the Plan in whole or in part and amend the Plan in any manner advisable in order for Incentive Compensation granted under the Plan to qualify as “performance-based” compensation under Section 162(m) of the Code (including amendments as a result of changes to Section 162(m) or the regulations thereunder to permit greater flexibility with respect to Incentive Compensation granted under the Plan).

Article VIII

Effect of the Plan

Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any Participant any right to be granted Incentive Compensation or any other rights.  In addition, nothing contained in this Plan and no action taken pursuant to its provisions shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that the Company or any Subsidiary will employ a Participant in any particular position; (c) give any Participant any right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder; or (d) create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person.

Article IX

Term

The effective date of this Plan shall be as of February 15, 2008, subject to stockholder approval.  The material terms of this Plan shall be disclosed to the stockholders of the Company for approval in accordance with Section 162(m) of the Code. This Plan and any benefits granted hereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders of the Company, and no award or payment of Incentive Compensation under this Plan to any Covered Employee shall be made unless such stockholder approval is obtained.  This Plan shall remain in effect until it is terminated by the Committee or the Board.

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IN WITNESS WHEREOF, this Plan has been adopted this 15th day of February, 2008.

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
Name:	S. Jeffrey Johnson
Title:	Chairman of the Board and Chief Executive Officer